Exhibit 5.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

September 6, 2016

FB Financial Corporation

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

Re:	FB Financial Corporation Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for FB Financial Corporation, a Tennessee corporation (the “Company”), in connection with the Registration Statement on Form S-1 (Registration File No. 333-213210) (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of up to 6,764,704 shares of common stock, par value $1.00 per share, of the Company (the “Shares”). This opinion is being filed pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Charter and Amended and Restated Bylaws of the Company, resolutions adopted by the Board of Directors of the Company dated August 15, 2016 authorizing and approving the issuance of the Company Shares, stock records of the Company and the Registration Statement, including, without limitation, all exhibits thereto, and such other certificates (including certificates of officers and the shareholder of the Company), records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents or all documents submitted to us as certificate or photostatic copies, and the authenticity of the originals of such latter documents. We have also made such investigations of law as we have deemed necessary or appropriate to form a basis for the opinion expressed herein.

Based upon and subject to the foregoing and the additional qualifications set forth below, we are of the opinion that the Shares, when issued, sold, delivered and paid for in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Atlanta • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Washington, D.C.

September 6, 2016

This opinion is limited to the Tennessee Business Corporation Act in effect on the date hereof and no opinion is expressed as to the laws of any other jurisdiction.

By:	/s/ ALSTON & BIRD LLP
ALSTON & BIRD LLP